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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-8 of our reports dated March 7, 2007 relating to the consolidated financial statements of Brookfield Properties Corporation and management's report on the effectiveness of internal control over financial reporting of Brookfield Properties Corporation (which reports express unqualified opinions on the financial statements, the effectiveness of internal control over financial reporting as of December 31, 2006 and management's assessment of internal control over financial reporting) appearing in the Annual Report on Form 40-F of Brookfield Properties Corporation for the year ended December 31, 2006.


/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Toronto, Ontario
December 20, 2007